Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-211840) pertaining to Höegh LNG Partners LP Long Term Incentive Plan and Höegh LNG Holdings Ltd. Phantom Unit Awards and the Registration Statement on Form F-3 (No. 333-213781) of Höegh LNG Partners LP of our report dated April 6, 2018, with respect to the consolidated financial statements and schedule of Höegh LNG Partners LP included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young AS

Oslo, Norway

April 6, 2018